EXHIBIT 10.1
FAMOUS DAVE’S OF AMERICA, INC.
FORM OF
PERFORMANCE SHARE AGREEMENT
(2006-2008 Awards)
PERFORMANCE SHARE AGREEMENT (the “Agreement”) made effective as of December 29, 2005 by and between Famous Dave’s of America, Inc., a Minnesota corporation, having a place of business at 12701 Whitewater Drive, Suite 200, Minnetonka, MN 55343 (the “Company”), and ___________________________ (“Employee”).
WITNESSETH:
WHEREAS, the Company has adopted the Famous Dave’s of America, Inc. [1995 Stock Option and Compensation Plan][1997 Employee Stock Option Plan][2005 Stock Incentive Plan] (the “Plan”) to increase shareholder value and to advance the interests of the Company by furnishing a variety of economic incentives designed to attract, retain and motivate employees; and
WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) believes that entering into this Agreement with Employee is consistent with the stated purposes for which the Plan was adopted.
NOW, THEREFORE, it is agreed as follows:
1.	Grant of Stock.
Subject to the terms and provisions of this Agreement and the Plan, the Company hereby grants to Employee an award to be paid in shares of the Company’s common stock, $.01 par value per share (the “Performance Shares”), on the Vesting Date identified in Exhibit A attached hereto. The number of Performance Shares granted pursuant to this award is set forth in Exhibit A and issuance by the Company of such Performance Shares (i) is contingent upon the Company achieving the performance objectives set forth in Exhibit A; and (ii) is subject to the other terms and conditions and contingencies set forth in such Exhibit and in the Plan.
2.	Rights of Employee.
Employee shall not have any of the rights of a shareholder with respect to the Performance Shares except to the extent that such Performance Shares are issued to Employee in accordance with the terms and conditions of this Agreement and the Plan.
3.	The Plan.
The Performance Share award is granted pursuant to the Plan (including without limitation Section [9 — for the 1995 Stock Option and Compensation Plan and the 1997 Employee Stock Option Plan][6 — for the 2005 Stock Incentive Plan ]thereof) and is governed by the terms thereof, which are incorporated herein by reference. In the event of any conflict or inconsistency between the provisions of this Agreement and those of the Plan, the provisions of the Plan shall govern and control.
4.	Administration.
This Agreement shall at all times be subject to the terms and conditions of the Plan. The Committee shall have the sole and complete discretion with respect to all matters reserved to it by the Plan and decisions of the Committee with respect thereto and to this Agreement shall be final and binding upon Employee. In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan shall govern and control.

5.	Continuation of Employment or Right to Corporate Assets.
Nothing contained in this Agreement shall be deemed to grant Employee any right to continue in the employ of the Company for any period of time or to any right to continue his or her present or any other rate of compensation, nor shall this Agreement be construed as giving Employee, Employee’s beneficiaries or any other person any equity or interests of any kind in the assets of the Company or creating a trust of any kind or a fiduciary relationship of any kind between the Company and any such person.
6.	Further Assurances.
Each party hereto agrees to execute such further papers, agreements, assignments or documents of title as may be necessary or desirable to affect the purposes of this Agreement and carry out its provisions.
7.	Governing Law.
This Agreement, in its interpretation and effect, shall be governed by the laws of the State of Minnesota applicable to contracts executed and to be performed therein.
8.	Entire Agreement; Amendments.
This Agreement and the Plan embody the entire agreement made between the parties hereto with respect to the matters covered herein and shall not be modified except by a writing signed by the party to be charged.
9.	Counterparts.
This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same agreement.
IN WITNESS WHEREOF, the Company has caused this Agreement to be executed as of the date first written above.

FAMOUS DAVE’S OF AMERICA, INC.
By:
Name:
Title:

, Employee

Exhibit A
to
Performance Share Agreement
Additional Terms and Conditions of Performance Shares

Total No. of Shares
	Target Shares*	Underlying Grant**
Number of Performance Shares subject to the Agreement:

*	Assumes the Company achieves 100% of the Cumulative EPS Goal (as defined below).

**	Assumes the Company achieves 150% of the Cumulative EPS Goal (as defined below).
•	Grants of Performance Shares are contingent upon:
(i)	Employee remaining an employee of the Company during all periods prior to the “Vesting Date” (as defined below); and

(ii)	the Company achieving at least the applicable percentage of the cumulative total of the earnings per share goals (as discussed below) for each of fiscal 2006, fiscal 2007 and fiscal 2008 (the “Cumulative EPS Goal”).

Employee shall be entitled to receive the percentage of the “Target Shares” amount set forth above based on the percentage of the Cumulative EPS Goal achieved by the Company, as set forth on the following schedule:

Percentage of	Percent of Performance Shares
Cumulative EPS Goal	to which Participant is Entitled
If the Company fails to achieve at least 80% of the Cumulative EPS Goal, then:	Employee shall not be entitled to receive Performance Shares pursuant to this Agreement.

If the Company achieves 80-100% of the Cumulative EPS Goal, then:	Employee shall be entitled to receive a percentage of the “Target Shares” amount equal to the percentage of the Cumulative EPS Goal achieved (e.g., if the Company achieves 90% of the Cumulative EPS Goal, then Employee is entitled to receive 90% of his or her “Target Shares” amount).

If the Company achieves 100-150% of the Cumulative EPS Goal, then:	Employee shall be entitled to receive 100% of his or her “Target Shares” amount, plus an additional percentage of such “Target Shares” amount equal to twice the incremental percentage increase in the Cumulative EPS Goal achieved over 100% (e.g., if the Company achieves 120% of the Cumulative EPS Goal, then Employee is entitled to receive 140% of his or her “Target Share” amount).

EPS Performance	LTI Payout
80.0%	80.0%
85.0%	85.0%
90.0%	90.0%
95.0%	95.0%
100.0%	100.0%
102.5%	105.0%
105.0%	110.0%
107.5%	115.0%
110.0%	120.0%
112.5%	125.0%
115.0%	130.0%
117.5%	135.0%
120.0%	140.0%
122.5%	145.0%
125.0%	150.0%
127.5%	155.0%
130.0%	160.0%
132.5%	165.0%
135.0%	170.0%
137.5%	175.0%
140.0%	180.0%
142.5%	185.0%
145.0%	190.0%
147.5%	195.0%
150.0%	200.0%
            If these conditions are satisfied, the Company shall issue the Performance Shares to Employee as soon as reasonably practicable following the Vesting Date (as defined below).
•	The earnings per share goal for each fiscal year will be determined by the Committee during the 1st fiscal quarter of the applicable fiscal year, or earlier, as determined by the Committee. Following the Committee’s determination of the earnings per share goal for each fiscal year subject to the Agreement, the Company shall deliver written notice of such earnings per share goal to Employee (unless Employee is no longer of an employee of the Company) and Exhibit B to the Agreement shall be updated to reflect such earnings per share goal.

•	The actual earnings per share for each fiscal year shall be based on the fully diluted earnings per share amount for such fiscal year that is set forth in the audited financial statements filed with the Company’s corresponding Annual Report on Form 10-K. The determination regarding whether the Company has achieved the cumulative total of the earnings per share goals for fiscal 2006, fiscal 2007 and fiscal 2008 will be made upon filing of the Annual Report on Form 10-K for fiscal 2008 (the “Vesting Date”). Performance Shares will be issued, as provided above, if at least 80% of the Cumulative EPS Goal is achieved. No partial issuance of Performance Shares shall be made if an earnings per share goal is achieved in any one or more fiscal years but at least 80% of the Cumulative EPS Goal is not achieved.

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